                                                                       EXHIBIT 2

                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                           CASA OLE RESTAURANTS, INC.
                              A TEXAS CORPORATION,


                          MONTEREY'S ACQUISITION CORP.
                             A DELAWARE CORPORATION


                                      AND


                        THE SHAREHOLDERS OF THE COMPANY
                           LISTED ON ANNEX "A" HERETO

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I.    PURCHASE AND SALE   . . . . . . . . . . . . . . . . . . . . .    1
       1.1    Purchase of Stock   . . . . . . . . . . . . . . . . . . . . .    1
       1.2    Purchase Price Adjustment and Estimated Closing Price
              Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . .    1
       1.3    Post-Closing Price Adjustment   . . . . . . . . . . . . . . .    2

ARTICLE II.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY
              AND SELLERS   . . . . . . . . . . . . . . . . . . . . . . . .    3
       (A)    Representations and Warranties of the Company and Sellers   .    3
       2.1    Authorization   . . . . . . . . . . . . . . . . . . . . . . .    3
       2.2    Organization, Existence and Good Standing of the Company  . .    3
       2.3    Capital Stock of the Company  . . . . . . . . . . . . . . . .    4
       2.4    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . .    4
       2.5    Financial Statements  . . . . . . . . . . . . . . . . . . . .    4
       2.6    No Brokers.   . . . . . . . . . . . . . . . . . . . . . . . .    5
       2.7    Permits.    . . . . . . . . . . . . . . . . . . . . . . . . .    5
       2.8    Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . .    5
       2.9    Assets and Properties   . . . . . . . . . . . . . . . . . . .    6
       2.10   Real Property Leases; Options   . . . . . . . . . . . . . . .    7
       2.11   Environmental Laws and Regulations  . . . . . . . . . . . . .    7
       2.12   Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .    8
       2.13   No Violations   . . . . . . . . . . . . . . . . . . . . . . .    9
       2.14   Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .    9
       2.15   Litigation and Related Matters  . . . . . . . . . . . . . . .    9
       2.16   Compliance with Laws  . . . . . . . . . . . . . . . . . . . .    9
       2.17   Intellectual Property Rights  . . . . . . . . . . . . . . . .    9
       2.18   Employee Benefit Plans  . . . . . . . . . . . . . . . . . . .   10
       2.19   Employees; Employee Relations   . . . . . . . . . . . . . . .   11
       2.20   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .   12
       2.21   Interests in Customers, Suppliers, Etc.   . . . . . . . . . .   13
       2.22   Business Relations  . . . . . . . . . . . . . . . . . . . . .   13
       2.23   Officers and Directors  . . . . . . . . . . . . . . . . . . .   13
       2.24   Bank Accounts and Powers of Attorney  . . . . . . . . . . . .   13
       2.25   Absence of Certain Changes or Events  . . . . . . . . . . . .   13
       2.26   Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . .   14
       (B)    Representations and Warranties of Sellers.  . . . . . . . . .   14
       2.27   Authority; Ownership  . . . . . . . . . . . . . . . . . . . .   14
       2.28   Preemptive Rights   . . . . . . . . . . . . . . . . . . . . .   14





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
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF BUYER   . . . . . . . . . .   15
       3.1    Organization and Authorization  . . . . . . . . . . . . . . .   15
       3.2    No Violations   . . . . . . . . . . . . . . . . . . . . . . .   15
       3.3    Consents  . . . . . . . . . . . . . . . . . . . . . . . . . .   15
       3.4    Investment Intent   . . . . . . . . . . . . . . . . . . . . .   15
       3.5    Available funds   . . . . . . . . . . . . . . . . . . . . . .   15
       3.6    Broker  . . . . . . . . . . . . . . . . . . . . . . . . . . .   15

ARTICLE IV.   COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . .   16
       4.1    Course of Conduct by the Company  . . . . . . . . . . . . . .   16
       4.2    Approvals and Consents  . . . . . . . . . . . . . . . . . . .   18
       4.3    Investigations  . . . . . . . . . . . . . . . . . . . . . . .   18
       4.4    Environmental Inspection  . . . . . . . . . . . . . . . . . .   18
       4.5    Records Pertaining to the Company   . . . . . . . . . . . . .   18
       4.6    Tax Elections   . . . . . . . . . . . . . . . . . . . . . . .   19
       4.7    No Solicitation   . . . . . . . . . . . . . . . . . . . . . .   19
       4.8    Terms of Employment Retention   . . . . . . . . . . . . . . .   19
       4.9    Certain Protective Provisions   . . . . . . . . . . . . . . .   20
       4.10   Termination of Consulting Agreements  . . . . . . . . . . . .   20

ARTICLE V.    CONDITIONS TO OBLIGATIONS OF BUYER  . . . . . . . . . . . . . . 20
       5.1    Representations and Warranties  . . . . . . . . . . . . . . .   20
       5.2    Covenants of Sellers and Company  . . . . . . . . . . . . . .   20
       5.3    Absence of Litigation   . . . . . . . . . . . . . . . . . . .   20
       5.4    Consents and Approvals  . . . . . . . . . . . . . . . . . . .   20
       5.5    Certificates  . . . . . . . . . . . . . . . . . . . . . . . .   21
       5.6    Termination of Consulting Agreements  . . . . . . . . . . . .   21
       5.7    Accounting Services Agreement   . . . . . . . . . . . . . . .   21
       5.8    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . .   21
       5.9    No Material Adverse Effect  . . . . . . . . . . . . . . . . .   22
       5.10   No Transfers to Affiliates  . . . . . . . . . . . . . . . . .   22
       5.11   Compliance with Section 4.1   . . . . . . . . . . . . . . . .   22
       5.12   Stock Certificates  . . . . . . . . . . . . . . . . . . . . .   22
       5.13   Resignations and Releases of Directors and Officers   . . . .   22

ARTICLE VI.   CONDITIONS TO OBLIGATIONS OF SELLERS  . . . . . . . . . . . .   22
       6.1    Representations and Warranties  . . . . . . . . . . . . . . .   22
       6.2    Covenants of Buyer  . . . . . . . . . . . . . . . . . . . . .   23
       6.3    Absence of Litigation   . . . . . . . . . . . . . . . . . . .   23
       6.4    Consents and Approvals  . . . . . . . . . . . . . . . . . . .   23
       6.5    Certificates  . . . . . . . . . . . . . . . . . . . . . . . .   23
       6.6    Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . .   23
       6.7    Loan Agreements   . . . . . . . . . . . . . . . . . . . . . .   23
       6.8    Transfer of Funds   . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE VII.  CLOSING   . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       7.1    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . .   24
       7.2    Delivery of the Shares  . . . . . . . . . . . . . . . . . . .   24
       7.3    Cash Payment to Sellers   . . . . . . . . . . . . . . . . . .   24

ARTICLE VIII. TERMINATION PRIOR TO CLOSING  . . . . . . . . . . . . . . . .   24
       8.1    Termination   . . . . . . . . . . . . . . . . . . . . . . . .   24

ARTICLE IX.   INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . . .   25
       9.1    Buyer's Losses  . . . . . . . . . . . . . . . . . . . . . . .   25
       9.2    Seller Losses   . . . . . . . . . . . . . . . . . . . . . . .   26
       9.3    Notice of Loss  . . . . . . . . . . . . . . . . . . . . . . .   26
       9.4    Right to Defend   . . . . . . . . . . . . . . . . . . . . . .   26
       9.5    Limitations of Indemnification  . . . . . . . . . . . . . . .   27
       9.6    Cooperation   . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE X.    MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . .   28
       10.1   Entire Agreement  . . . . . . . . . . . . . . . . . . . . . .   28
       10.2   Successors and Assigns  . . . . . . . . . . . . . . . . . . .   28
       10.3   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   28
       10.4   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       10.5   Construction  . . . . . . . . . . . . . . . . . . . . . . . .   28
       10.6   Modification and Waiver   . . . . . . . . . . . . . . . . . .   28
       10.7   Schedules, Etc  . . . . . . . . . . . . . . . . . . . . . . .   28
       10.8   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .   28
       10.9   GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . .   29
       10.10  Survival of Covenants, Agreements, Representations
              and Warranties  . . . . . . . . . . . . . . . . . . . . . . .   30
       10.11  Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .   30
       10.12  Third Party Beneficiaries   . . . . . . . . . . . . . . . . .   30
       10.13  Number and Gender of Words  . . . . . . . . . . . . . . . . .   30
       10.14  Further Assurances  . . . . . . . . . . . . . . . . . . . . .   30
       10.15  Brokers and Agents  . . . . . . . . . . . . . . . . . . . . .   30

ARTICLE XI.   SELLERS' REPRESENTATIVE   . . . . . . . . . . . . . . . . . .   31
       11.1   Appointment and Acceptance  . . . . . . . . . . . . . . . . .   31
       11.2   Authorization   . . . . . . . . . . . . . . . . . . . . . . .   31
       11.3   Certain Limitations   . . . . . . . . . . . . . . . . . . . .   32
       11.4   Actions   . . . . . . . . . . . . . . . . . . . . . . . . . .   32
       11.5   Effectiveness   . . . . . . . . . . . . . . . . . . . . . . .   32
       11.6   Indemnification   . . . . . . . . . . . . . . . . . . . . . .   32
       11.7   Survival of Authorizations  . . . . . . . . . . . . . . . . .   32





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



                            STOCK PURCHASE AGREEMENT


       THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of July, 1997 by and among CASA OLE RESTAURANTS, INC., a Texas corporation ("Buyer"), MONTEREY'S ACQUISITION CORP., a Delaware corporation (the "Company"), and the shareholders of the Company listed on Annex "A" hereto (each a "Seller" and collectively, "Sellers").

                              W I T N E S S E T H:

       WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Company; and

       WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the outstanding capital stock of the Company;

       NOW, THEREFORE, for and in consideration of the premises and of the mutual representations, warranties, covenants and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I.

                               PURCHASE AND SALE

       1.1 Purchase of Stock. On the Closing Date (as defined below), Buyer agrees to purchase from Sellers, and each Seller agrees to sell to Buyer, all of the issued and outstanding shares of common stock, no par value, of the Company (the "Company Shares") owned by them for a total consideration of (i) $4,000,000 in cash, (ii) Buyer's assumption and refinancing of the Company's senior debt and mandatory prepayment of subordinated debt to BHC Acquisition Corp. as creditor ("Creditor") as set forth on Schedule 1.1 hereto and (iii) the Estimated Closing Price Adjustment (as defined in Section 1.2) (the "Total Consideration") (subject to adjustment pursuant to Section 1.2).

       1.2 Purchase Price Adjustment and Estimated Closing Price Adjustment. The Total Consideration shall be increased or decreased, as the case may be, by the sum of (i) the amount, if any, by which the Company's outstanding indebtedness to the lenders set forth on Schedule 1.1 hereto is less than or exceeds $7,006,000 as reflected on the Closing Date Balance Sheet (as defined below); and (ii) the amount, if any, by which the Company's working capital deficit is less than or exceeds $750,000 as reflected in the Closing Date Balance Sheet plus (a) management fees payable or paid during 1997 to River Associates, LLC through the Closing Date and (b) all expenditures and accruals directly related to the opening of the Baytown, Texas store in accordance with the Baytown Budget, as hereafter defined (the construction budget with respect to such store being set forth on Schedule 1.2 hereto (the "Baytown Budget")) (the amount calculated pursuant to this Section 1.2, the "Post-Closing Price Adjustment"). Sellers will prepare and deliver to Buyer no later than five days prior to Closing an estimated closing price adjustment (the "Estimated Closing Price Adjustment") together with Sellers' work sheets and explanation relating to such Estimated Closing Price Adjustment. Sellers will consider any concerns expressed by Buyer with respect to the Estimated Closing Price Adjustment and will value any adjustments thereto as both parties may agree to be appropriate.

       1.3    Post-Closing Price Adjustment.

              (a) Within thirty (30) days following the Closing (as defined below), the Sellers shall prepare a balance sheet of the Company at the close of business on the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP"). Seller shall promptly deliver a copy of the Closing Date Balance Sheet to Buyer.

              (b) Following completion of the Closing Date Balance Sheet in accordance with Section 1.3(a) above, Sellers shall determine the Post-Closing Price Adjustment which will indicate any difference between the Estimated Closing Price Adjustment and the Post-Closing Price Adjustment (the "Closing Price Difference"). Sellers shall submit the Post-Closing Price Adjustment to Buyer, at the same time as delivery of the Closing Date Balance Sheet and if Buyer does not object to the amount of the Post-Closing Price Adjustment within twenty (20) days of receipt thereof, Sellers shall pay to Buyer, or Buyer shall pay to Sellers as the case may be, not later than thirty (30) days following receipt of the Post-Closing Price Adjustment, an amount in cash equal to the Closing Price Difference.

              (c) If Buyer objects to the Post-Closing Price Adjustment, it shall notify Seller within twenty (20) days following receipt thereof, setting forth in specific detail the bases for its objection and its proposal for any adjustments to the Post-Closing Price Adjustment. Buyer and Sellers shall use their best efforts to reach agreement as to any such proposed adjustment or that no such adjustment is necessary. If agreement is reached as to all proposed further adjustments, the parties shall make such adjustments and the Post-Closing Price Adjustment shall be based thereon. If Buyer and Sellers are unable to reach agreement within thirty (30) days, then an accountant with a Big Six Accounting Firm not used by Buyer or Sellers or such other accounting firm as agreed upon by Buyer and Sellers (the "Third Party Accountant") shall be engaged to review the proposed adjustments as to which agreement has not been reached and shall make a determination as to the resolution of the proposed adjustments to cause the Post-Closing Price Adjustment to have been properly prepared in accordance with the provisions of this Agreement. All resolutions shall represent either agreement with the position taken by Buyer or Sellers or a compromise of such positions. The determination of the Third Party Accountant shall be final, conclusive and binding upon Buyer and Sellers. Thereafter, Sellers shall pay to Buyer, or Buyer shall pay to Sellers, as the case may be, not later than ten (10) days following a determination of adjustments by the Third Party Accountant, an amount in cash equal to the Closing Price

Difference, as determined by the Third Party Accountant. Buyer and Sellers shall share equally the costs of the Third Party Accountant hereunder.

                                  ARTICLE II.

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS

       (A) Representations and Warranties of the Company and Sellers. The Company and each Seller except JCB Venture Partnership III, J. C. Bradford Company, Breck Walker, and James H. Graves (the "Bradford Group") severally and not jointly represent and warrant to Buyer as follows:

       2.1 Authorization. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the items described in clauses (i) through (iii) hereof, the "Equitable Exceptions"). The Company has full corporate power, capacity and authority to execute this Agreement and all other agreements and documents contemplated hereby.

       2.2 Organization, Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), or results of operations of the Company taken as a whole (a "Material Adverse Effect"). Set forth on Schedule 2.2 is a list of the jurisdictions in which the Company is qualified or licensed to do business as a foreign corporation. Set forth in Schedule 2.2 is a listing to the Company's knowledge of all names of all predecessor companies for the past five (5) years of the Company, including the names of any entities from whom the Company previously acquired material assets. In addition, set forth on
Schedule 2.2 is a complete list of all the names under which the Company does or has done business. Except as disclosed in Schedule 2.2, the Company has not been a subsidiary or division of another corporation or a part of an acquisition which was later rescinded. Except as set forth on Schedule 2.2 the minute books of the Company, as heretofore made available to Buyer, are correct and complete in all material respects.

       2.3    Capital Stock of the Company.

              The Company's authorized capital stock consists of one million five hundred thousand (1,500,000) shares of Common Stock, no par value, of which one million one hundred forty-nine thousand three hundred twenty-one (1,149,321) shares shares are issued and outstanding and one million one hundred fifty-six thousand three hundred twenty-one (1,156,321) will be issued and outstanding on the Closing Date. All of the Company Shares have been validly issued and are fully paid and nonassessable and no holder thereof is entitled to any preemptive rights (except as described in Schedule 2.3 and any statutory preemptive rights, which Sellers hereby waive). There are no outstanding conversion or exchange rights, subscriptions, options, warrants or other arrangements or commitments obligating the Company to issue any shares of capital stock or other securities or to purchase, redeem or otherwise acquire any shares of capital stock or other securities, or to pay any dividend or make any distribution in respect thereof, except as set forth on Schedule 2.3.

       2.4 Subsidiaries. Except as set forth on Schedule 2.4, the Company does not presently own, of record or beneficially, or control directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

       2.5    Financial Statements.

              (a) The Company has previously furnished to Buyer the audited balance sheet of the Company as of December 29, 1996 and the related statements of operations, shareholders' equity and cash flows for the three (3) fiscal years then ended, each as audited by Joseph Decosimo and Company, certified public accountants, together with the Company's unaudited balance sheets, management's statements of operations and shareholders' equity for the five-month period ended May 25, 1997 (collectively, the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP except as set forth in the notes thereto or on Schedule 2.5 except that the interim statements are subject to year end adjustments and do not contain notes. The Company has previously permitted Buyer full access to papers pertaining to the Financial Statements, including those work papers in the possession of or prepared by Joseph Decosimo and Company.

              (b) Except to the extent (and not in excess of the amounts) reflected in the December 29, 1996 balance sheet included in the Financial Statements or as disclosed on Schedule 2.5, the Company has no liabilities or obligations (including, without limitation, Taxes (as defined in Section 2.8) payable and deferred Taxes and interest accrued since December 29, 1996) required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP other than current liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to December 29, 1996.

       2.6 No Brokers. Sellers and the Company have engaged or consulted with no broker or finder other than any for whom Sellers will be solely responsible for or fees or expenses in connection with the transactions contemplated by this Agreement.

       2.7 Permits. To the best of the Sellers' knowledge the Company holds all licenses (including all licenses pertaining to the sale of alcoholic beverages), franchises, permits and other governmental authorizations necessary to operate its properties and carry on its business as now being conducted, the absence of any of which would have a Material Adverse Effect (the "Material Permits"). An accurate list and summary description is set forth on Schedule
2.7 hereto of all such Material Permits. The Material Permits are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in all applicable licenses, franchises, permits, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 2.7, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any such Material Permits. Except as set forth on Schedule 2.7, within the twelve months preceding the date of this Agreement, the Company has not received any written notice or request from any fire marshal, board of fire underwriters or other Agency (as defined in Section 2.15 hereof) requiring work to be undertaken with respect to the assets or properties of the Company.

       2.8    Tax Matters.

              (a) The Company has filed all income tax returns required to be filed by the Company and all returns of other Taxes (as defined below) required to be filed by the Company and has paid or provided for all Taxes shown to be due on such returns and all such returns are accurate and correct in all material respects. Except as set forth on
       Schedule 2.8, (i) no action or proceeding for the assessment or collection of any Taxes is pending against the Company; (ii) no deficiency, assessment or other formal claim for any Taxes has been asserted or made against the Company that has not been fully paid or finally settled; and (iii) no issue has been formally raised in writing or, to the best of Seller's knowledge, orally, by any taxing authority in connection with an audit or examination of any return of Taxes. No federal, state or foreign income tax returns of the Company have been examined, and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for such Taxes for any period. All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. No Taxes will be assessed on or after the Closing Date against the Company for any tax period ending on or prior to the Closing Date other than for Taxes accrued in the Financial Statements or disclosed on Schedule 2.8. For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, excise, property, withholding, sales and franchise taxes, imposed by the United States, or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

              (b) The Company is not a party to any Tax allocation or sharing agreement.

              (c) The Company has substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its Federal income returns, all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662(d) of the Code.

              (d) The Company has not been a member of an affiliated group filing a consolidated federal income tax return and does not have any liability for Taxes for any Person other than the Company (i) under
       Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
       (iii) by contract or (iv) otherwise.

              (e) The Company's Tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income Tax deductions is accurately reflected in all material respects on the Company's Tax books and records.

       2.9    Assets and Properties.

              (a) Real Property. Schedule 2.9 contains a list of all real properties owned by the Company (the "Real Property"). Except as set forth on Schedule 2.9, the company has good and marketable fee simple title to all Real Property and none of the Real Property is subject to any Lien, except as set forth on Schedule 2.9.

              (b) Personal Property. Except as set forth on Schedule 2.9, and except for inventory and supplies disposed of or consumed, and accounts receivable collected or written off, and cash utilized, all in the ordinary course of business consistent with past practice, the Company owns all of its inventory, equipment and other personal property (both tangible and intangible) reflected on the latest balance sheet included in the Financial Statements or acquired since December 29, 1996, free and clear of any Liens, except for statutory Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable.

              (c) Condition of Properties. Except as shown on Schedule 2.9, the Real Property and all improvements thereto and the leasehold estates which are the subject of the Real Property Leases (as defined in Section 2.10) and the tangible personal property owned or leased by the Company are in good operating condition and repair, ordinary wear and tear excepted.

              (d) Compliance. The current use, operation and occupancy of the Real Property, the improvements thereto and the leasehold estates which are the subject of the Real Property Leases do not violate any zoning, building, health, flood control, fire or other law, ordinance, order or regulation or any restrictive covenant, except where such violations, individually or in the aggregate, would not have a Material Adverse Effect. No written notice of any such violation has been received from any governmental authority.

       2.10   Real Property Leases; Options.  Schedule 2.10 sets forth a list
(i) all leases and subleases under which the Company is lessor or lessee or sublessor or sublessee of any real property, together with all amendments, supplements, nondisturbance agreements, brokerage and commission agreements and other agreements pertaining thereto ("Real Property Leases"); (ii) all material options held by the Company or contractual obligations on the part of the Company to purchase or acquire any interest in real property; and (iii) all options granted by the Company or contractual obligations on the part of the Company to sell or dispose of any material interest in real property. Copies of all Real Property Leases and such options and contractual obligations have been delivered to Buyer. The Company has not assigned any Real Property Leases or any such options or obligations. Except as shown on Schedule 2.10 there are no liens on the interest of the Company in the Real Property Leases, subject only to (i) Liens for taxes and assessments not yet due and payable and (ii) those matters set forth on Schedule 2.10. The Real Property Leases and options and contractual obligations listed on Schedule 2.10 are in full force and effect and constitute binding obligations of the Company and to the Sellers and Company's best knowledge the other parties thereto, and (x) there are no defaults by the Company thereunder and (y) no event has occurred that with notice, lapse of time or both would constitute a default by the Company or, to the best knowledge of the Company and Sellers, by any other party thereto.

       2.11   Environmental Laws and Regulations.

              (a)    (i)    Except as disclosed on the environmental reports
       made available to or procured by Buyer, to the Sellers and Company's best knowledge during the occupancy and operation of the "Subject Property" (as defined below) by the Company and, prior to its occupancy and operation, the operations of the Subject Property, and any use, storage, treatment, disposal or transportation of "Hazardous Substances" (as defined below) that has occurred in or on the Subject Property prior to the date of this Agreement have been in compliance with "Environmental Requirements" (as defined below); (ii) to the Sellers and Company's best knowledge during the occupancy and operation of the Subject Property by the Company and, prior to its occupancy or operation, no release, leak, discharge spill, disposal or emission of Hazardous Substances has occurred in, on or under the Subject Property in a quantity or manner that violates or requires further investigation or remediation under Environmental Requirements; (iii) to the Sellers and Company's best knowledge the Subject Property is free of Hazardous Substances as of the date of this Agreement, except for the presence of small quantities of Hazardous Substances utilized by the Company or other tenants of the Subject Property in the ordinary course of their business; (iv) there is no pending or to the Sellers and Company's best knowledge threatened litigation or administrative investigation or proceeding concerning the Subject Property involving Hazardous Substances or Environmental Requirements; (v) to the best knowledge of the Company and Sellers, there are no above-ground or underground storage tank systems located at the Subject Property; (vi) except as set forth on Schedule 2.11, the Company has never owned, operated, or leased any real property other than the Subject Property; and (vii) to the Sellers and Company's best knowledge the Company's transportation to or disposal at any off-site location of any Hazardous Substances from property now or formerly owned, operated or leased by the Company at the time of the Company's ownership, operation or lease thereof was conducted in substantial compliance with applicable Environmental Requirements, except where a failure to comply would not have a Material Adverse Effect.

              (b) Definitions. As used in this Agreement, the following terms shall have the following meanings:

              "Environmental Requirements" means all laws, statutes, rules, regulations, ordinances, guidance documents, judgments, decrees, orders, agreements and other restrictions and requirements (in effect on the Closing Date) of any governmental authority, including, without limitation, federal, state and local authorities, relating to the regulation or protection of human health and safety, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling or other management of industrial or solid waste, hazardous waste, hazardous or toxic substances or chemicals, or pollutants.

              "Hazardous Substance" means (i) any "hazardous substance" as defined in Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, in effect on the Closing Date (42 U.S.C. Sections 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder, or the Occupational Safety and Health Act of 1970, in effect on the Closing Date (29 U.S.C. Section 651 et seq.), or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; or (iii) any additional substances or materials that have been or are currently classified or considered to be pollutants, hazardous or toxic under Environmental Requirements.

              "Subject Property" means the properties listed on Schedules 2.9,
       2.10 and 2.11.

       2.12   Contracts.

              (a) Set forth on Schedule 2.12(a) is a list of all material contracts, agreements, arrangements and commitments (whether oral or written) to which the Company is a party or by which its assets or business are bound including, without limitation, contracts, agreements, arrangements or commitments (the following, "Contracts") that relate to
       (i) the sale, lease or other disposition by the Company of all or any substantial part of its business or assets (other than in the ordinary course of business) or the maintenance thereof, (ii) the purchase or lease by the Company of a substantial amount of assets (other than in the ordinary course of business), (iii) the supply by the Company of any customer's requirements for any item or the purchase by the Company of its requirements for any item or of a vendor's output of any item, (iv) lending or advancing funds by the Company, (v) borrowing of funds or guaranteeing the borrowing of funds by any other person, whether under an indenture, note, loan agreement or otherwise, (vi) any transaction or matter with any affiliate of the Company, (vii) noncompetition, (viii) licenses and grants to or from the Company relating to any intangible property listed on Schedule 2.17, (ix) the acquisition by the Company of any operating business or the capital stock of any person since December 29, 1996, or (x) any other matter that is material to the business, assets or operations of the Company, taken as a whole.

              (b) Except as set forth on Schedule 2.12(b), each Contract is in full force and effect on the date hereof, the Company is not in default under any Contract, the Company has not given or received notice of any default under any Contract, and, to the knowledge of the Company and Sellers, no other party to any Contract is in default thereunder.

       2.13 No Violations. The execution, delivery and performance of this Agreement and the other agreements and documents contemplated hereby by the Company and the Sellers and the consummation of the transactions contemplated hereby will not (i) violate any provision of any Charter Document, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which the Company or the Sellers or its or their respective properties or assets are bound, or (iii) except as set forth on Schedule 2.13, result in a violation or breach of, or constitute a default under, or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any Contract or any Material Permit of the Company or any other agreement, contract, indenture, mortgage or instrument to which the Company is a party or by which any of its properties or assets is bound.

       2.14 Consents. Except as set forth on Schedule 2.14, no consent, approval or other authorization of any governmental authority or under any Contract or other agreement or commitment to which the Company or Sellers are parties or by which its or their respective assets are bound is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Company and Sellers or the consummation by the Company and Sellers of the transactions contemplated hereby.

       2.15 Litigation and Related Matters. Set forth on Schedule 2.15 is a list of all actions, suits (excluding garnishments of employee wages), proceedings, investigations or grievances pending against the Company or, to the best knowledge of the Company and Sellers, threatened against the Company, the business or any property or rights of the Company, at law or in equity, before or by any arbitration board or panel, court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 2.15 either (i) results in or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of the Company to carry on its business substantially as now conducted. The Company is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to its business, operations or assets or its employees, nor in default with respect to any order, writ, injunction or decree of any court or Agency with respect to its assets, business, operations or employees.


       2.16 Compliance with Laws. The Company is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a Material Adverse Effect.

       2.17 Intellectual Property Rights. Schedule 2.17 lists the domestic and foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications owned by the Company or used thereby in the operation of its business (collectively, the "Intellectual Property"), which Schedule indicates
(i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by the Company, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 2.17, the Company has the right to use and license the Intellectual Property, and the consummation of the transactions contemplated hereby will not result in the loss or material impairment of any rights of the Company in the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated on Schedule 2.17, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 2.17; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current.
Except as stated on Schedule 2.17, there are no pending proceedings or adverse claims made in writing or, to the best knowledge of the Company and Sellers, threatened against the Company with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing since May 7, 1994 with respect to the Intellectual Property or the rights of the Company therein; and the Company and Sellers have no knowledge that (i) the Intellectual Property or the use thereof by the Company conflicts with any trade names, trademarks, service marks, trademark or service mark registrations or applications, patents, patent applications, patent licenses or copyright registrations or applications of others ("Third Party Intellectual Property"), in a way that could have a Material Adverse Effect or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by the Company in a way that could have a Material Adverse Effect.

       2.18 Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by the Company or any of its Group Members (as defined below) (collectively, the "Plans") is listed on
Schedule 2.18, is in substantial compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Plan that is intended to be "qualified" within the meaning of
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") and no event has occurred and no condition exists that could be reasonably expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (within the meaning of Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan is subject to Title IV of ERISA, and neither the Company nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or ERISA) or "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that the Company was required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of the Company that have not been paid have been properly recorded on the Financial Statements, and no Plan that is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. Neither the Company nor, to the knowledge of the Company and Sellers, any other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material claim, action, proceeding, or litigation has been made, commenced or, to the knowledge of the Company and Sellers, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. To the best knowledge of Sellers, neither the Company nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth on Schedule 2.18, neither the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or
(iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes the Company, any member of any "controlled group of corporations" as defined in Section 414(b) of the Code that includes the Company or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes the Company.

       2.19   Employees; Employee Relations.

              (a) Schedule 2.19 sets forth (i) the name, hire date and current annual salary (or rate of pay) and other compensation (including, without limitation, normal bonus, profit-sharing and other compensation) now payable by the Company to each salaried employee, (ii) any increase to become effective after the date of this Agreement in the total compensation or rate of total compensation payable by the Company to each such person, (iii) any increase to become payable after the date of this Agreement by the Company to employees other than those specified in clause (i) of this Section 2.19(a), (iv) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by the Company to, or made to the Company by, any director, officer or employee, (v) all other material and/or extraordinary transactions between the Company and any director, officer or employee thereof since December 29, 1996, and
       (vi) all accrued but unpaid vacation pay owing to any employee that is not accrued in the Financial Statements.

              (b) Except as disclosed on Schedule 2.19, the Company is not a party to, or bound by, the terms of any collective bargaining agreement, and the Company has not experienced any material labor difficulties during the last five (5) years. Except as set forth on Schedule 2.19, there are no labor disputes existing, or to the best knowledge of the Company and Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees. No charges or proceedings before the National Labor Relations Board, or similar agency, exist, or to the best knowledge of the Company and Sellers, are threatened.

              (c) The Company and Sellers have no knowledge of any facts that would indicate that the employees of the Company will not continue in the employ thereof following the Closing on a basis similar to that existing on the date of this Agreement. Except as disclosed on Schedule 2.19, the Company is not a party to any employment contract with any individual or employee, either express or implied. No legal proceedings, formal written charges, formal written complaints or similar actions which could have a Material Adverse Effect exist under any federal, state or local laws affecting the employment relationship including, but not limited to: (i) anti-discrimination statutes such as Title VII of the Civil Rights Act of 1964, as amended (or similar state or local laws prohibiting discrimination because of race, sex, religion, national origin, age and the like); (ii) the Fair Labor Standards Act or other federal, state or local laws regulating hours of work, wages, overtime and other working conditions; (iii) requirements imposed by federal, state or local governmental contracts such as those imposed by Executive Order 11246;
       (iv) state laws with respect to tortious employment conduct, such as slander, harassment, false light, invasion of privacy, negligent hiring or retention, intentional infliction of emotional distress, assault and battery, or loss of consortium; or (v) the Occupational Safety and Health Act, as amended, as well as any similar state laws, or other regulations respecting safety in the workplace; and to the best knowledge of the Company and Sellers, no proceedings, charges, or complaints are threatened under any such laws or regulations and no facts or circumstances exist that would give rise to any such proceedings, charges, complaints, or claims, whether valid or not which could have a Material Adverse Effect. Except as shown Schedule 2.19(c) on The Company is not subject to any settlement or consent decree with any present or former employee, employee representative or any government or Agency relating to claims of discrimination or other claims in respect to employment practices and policies; and no government or Agency has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company. Since December 29, 1996, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state laws; and the Company has not laid off more than ten percent (10%) of its employees at any single site of employment in any ninety (90) day period since December 29, 1996.

              (d) To the best of the Company's knowledge, the Company is in compliance in all material respects with the provisions of the Americans with Disabilities Act.

       2.20 Insurance. Schedule 2.20 contains an accurate list of the policies and contracts (including insurer, named insured, type of coverage, limits of insurance, required deductibles or co-payments, annual premiums and expiration date) for fire, casualty, liability, worker's compensation and other forms of insurance maintained by, or for the benefit of, the Company. All such policies are in full force and effect and shall remain in full force and effect through the Closing Date and are adequate for the business engaged in by the Company. Neither the Company nor Sellers have received any notice of cancellation or non-renewal or of significant premium increases with respect to any such policy. Except as disclosed on Schedule 2.20, no pending claims made by or on behalf of the Company under such policies have been denied or are being defended against third parties under a reservation of rights by an insurer thereof. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies have been timely paid.

       2.21   Interests in Customers, Suppliers, Etc.  Except as set forth on
Schedule 2.21, no shareholder, officer, director or affiliate of the Company possesses, directly or indirectly, any financial interest in, or is a director, officer, employee or affiliate of, any corporation, firm, association or business organization that is a supplier, customer, lessor, lessee or competitor of the Company. Ownership of securities of a corporation whose securities are registered under the Securities Exchange Act of 1934 not in excess of five percent (5%) of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 2.21.

       2.22 Business Relations. Except as set forth on Schedule 2.22, to the best knowledge of the Company and Sellers, no supplier of the Company has or will cease to do business therewith after the consummation of the transactions contemplated hereby, which cessation would have a Material Adverse Effect. Except as set forth on Schedule 2.22, since December 29, 1996, the Company has not experienced any difficulties in obtaining any inventory items necessary to the operation of its business, and, to the best knowledge of the Company and Sellers, no such shortage of supply of inventory items is threatened or pending. The Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its suppliers.

       2.23 Officers and Directors. Set forth on Schedule 2.23 is a list of the current officers and directors of the Company.

       2.24 Bank Accounts and Powers of Attorney. Schedule 2.24 sets forth each bank, savings institution and other financial institution with which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Each person holding a power of attorney or similar grant of authority on behalf of the Company is identified on Schedule 2.24. Except as disclosed on such Schedule, the Company has not given any revocable or irrevocable powers of attorney to any person, firm, corporation or organization relating to its business for any purpose whatsoever.

       2.25   Absence of Certain Changes or Events.  Except as set forth on
Schedule 2.25 or as otherwise contemplated by this Agreement, since December 29, 1996, there has not been any (a) damage, destruction or casualty loss to the physical properties of the Company (whether or not covered by insurance), in excess of $10,000 for each restaurant location, (b) event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect,
(c) entry into any transaction, commitment or agreement (including, without limitation, any borrowing) material to the Company, except transactions, commitments or agreements in the ordinary course of business consistent with past practice, (d) declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the capital stock or other securities of the Company, any repurchase, redemption or other acquisition by the Company of any capital stock or other securities, or any agreement, arrangement or commitment by the Company to do so, (e) increase that is material in the compensation payable or to become payable by the Company to its directors, officers, employees or agents or any increase in the rate or terms of any bonus, pension or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers, employees or agents, except as set forth on Schedule 2.25, (f) sale, transfer or other disposition of, or the creation of any Lien upon, any part of the assets of the Company, tangible or intangible, except for sales of inventory and use of supplies and collections of accounts receivables in the ordinary course of business consistent with past practice, or any cancellation or forgiveness of any debts or claims by the Company, (g) loss of its material suppliers which cannot be readily replaced upon substantially the same terms and conditions, or any loss of business or increase in the cost of inventory items or change in the terms offered to customers, which would have a Material Adverse Effect, or (h) except for expenditure pursuant to the Baytown Budget and budgeted capital expenditure disclosed to Buyer, capital expenditure (including any capital leases) or commitment therefor by the Company in excess of $50,000.

       2.26 Disclosure. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects. No representation or warranty by Sellers and the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by Sellers or the Company to Buyer in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading.

       (B) Representations and Warranties of Sellers. Each Seller, including each member of the Bradford Group, severally and not jointly represents and warrants as more specifically set forth hereafter that the representations and warranties in this Article II(B) as they apply to it, him or her are true and correct as of the date of this Agreement and at the time of the Closing.

       2.27 Authority; Ownership. Each Seller has the full legal right, power and authority to enter into this Agreement. Each Seller owns beneficially (subject to any community property interest of Seller's spouse) and of record the Company Shares set forth opposite such Seller's name on Annex "A", and, except as set forth on Schedule 2.27 hereof, such Company Shares owned by Seller are owned free and clear of all Liens other than standard state and federal securities laws private offering restrictions. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedies of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the items described in clauses (i) through (iii) hereof, the "Equitable Exceptions"). Seller acknowledges that any shareholder agreement to which he, she or it is a party relating to the Company Shares will no longer be effective at or following the Closing.

       2.28 Preemptive Rights. Seller does not have, or hereby waives, any preemptive or other right to acquire Company Shares that such Seller has or may have had.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

       Buyer represents and warrants to Sellers as follows:

       3.1 Organization and Authorization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer has all requisite corporate power, capacity and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by Buyer and no other corporate action on the part of Buyer is necessary to authorize the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Equitable Exceptions.

       3.2 No Violations. The execution and delivery of this Agreement and the other agreements and documents contemplated hereby by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer, (b) violate any statute, rule, regulation, order or decree of any public body or authority by which Buyer or its properties or assets are bound, or (c) result in a violation or breach of, or constitute a default under or result in the creation of any encumbrance upon, or create any rights of termination, cancellation or acceleration in any person with respect to any agreement, contract, indenture, mortgage or instrument to which Buyer is a party or any of its properties or assets is bound.

       3.3 Consents. Except as set forth on Schedule 3.3, no consent, approval or other authorization of any governmental authority or third party is required as a result of or in connection with the execution and delivery of this Agreement and the other agreements and documents to be executed by Buyer or the consummation by Buyer of the transactions contemplated hereby.

       3.4 Investment Intent. Buyer is purchasing the shares of the Company with investment intent and not with a view to distribution.

       3.5 Available funds. Buyer has secured commitments for funds necessary to consummate the transactions pursuant to this Agreement

       3.6 Broker. Other than Wyndcrest Partners, Ltd., whose fees and expenses will be paid by the Buyer, Buyer has not engaged or consulted with any broker or finder in connection with the transaction contemplated by this Agreement.

                                  ARTICLE IV.

                            COVENANTS OF THE PARTIES

       4.1    Course of Conduct by the Company.  Except as set forth on
Schedule 4.1, from April 29, 1997 through and until the Closing Date, except as approved in writing by Buyer or as otherwise permitted or contemplated by this Agreement, the Company's business shall be conducted only in the ordinary course of business consistent with past practice, and Sellers shall cause the Company to comply with the following covenants:

              (a) Capital Expenditures. Except for expenditures pursuant to the Baytown Budget and budgeted capital expenditures disclosed to Buyer, the Company shall not make any capital expenditures or commitments therefor (other than with respect to the items set forth on the Baytown Budget) which, when combined with capital expenditures or commitments therefor after May 1, 1997 would exceed $50,000.

              (b) Certificate of Incorporation; Bylaws. The Company shall not make any change in its Certificate of Incorporation or Bylaws.

              (c) Stock Issuance: Redemptions: Reorganizations. The Company shall not (i) issue, grant or dispose of, or make any agreement, arrangement or commitment obligating the Company to issue, grant or dispose of any capital shares or other securities of the Company, (ii) redeem or acquire, or make any agreement, arrangement or commitment obligating the Company to redeem or acquire, any shares of capital stock or other securities of the Company, or
(iii) authorize or effect or make any agreement, arrangement or commitment obligating the Company to effect, any reorganization, recapitalization or split-up of such capital stock of the Company.

              (d) Employee Matters. The Company shall not (i) except for increases in the ordinary course or in compensation of employees required under any collective bargaining agreement listed on Schedule 2.19, make any increase that is material in the compensation payable or to become payable to any of the officers, employees, or agents of the Company, or (ii) make, amend or enter into any employment contract or any bonus, incentive, stock option, profit sharing, pension, retirement, stock purchase, hospitalization, medical reimbursement, insurance, severance benefit or other similar plan or arrangement or make any voluntary contribution to any such plan or arrangement.

              (e) Insurance Coverage. The Company shall maintain, or have maintained on its behalf, insurance coverage for the benefit of the Company on the same basis as, or on a substantially equivalent basis to, the current insurance coverage described on Schedule 2.20.

              (f) Business Organization. The Company shall use commercially reasonable efforts to preserve intact its business organization and to keep available the services of its present officers and employees as a group.

              (g) Maintenance of Property. The Company shall maintain its Real Property and all improvements thereto, equipment and other tangible personal property in its present operating condition and repair, ordinary wear and tear excepted. The Company will fully perform and pay for all maintenance, painting, repairs, alterations and other work required to be performed by the Company as lessee under the Real Property Leases listed on Schedule 2.10.

              (h) Relations with Suppliers, Etc. The Company will use commercially reasonable efforts to preserve its relationships with its material suppliers and others having material business dealings with it. The Company promptly shall notify Buyer if the Company is informed by any of its material suppliers that such supplier will or may cease to do business with the Company either prior to or following the Closing.

              (i) Incurrence of Debt. The Company will not voluntarily incur or assume, whether directly or by way of guaranty or otherwise, any material obligation or liability, except obligations and liabilities incurred in the ordinary course of business, consistent with past practice and as set forth in the Baytown Budget.

              (j) Liens. The Company will not mortgage, pledge, encumber, create or allow any Liens not existing on the date hereof upon any of its properties or assets, tangible or intangible, except Liens created in the ordinary course of business, consistent with past practice.

              (k) Disposition of Assets. The Company will not sell, transfer or otherwise dispose of any of its tangible or intangible property or assets, except for inventory and supplies sold, disposed of or consumed and accounts receivable collected or written off in the ordinary course of business, consistent with past practice or items of equipment scheduled for replacement which shall not exceed in value $10,000 for any single item. The Company will not cancel or forgive any debts or claims except or in the ordinary course of business, consistent with past practice.

              (l) Agreements, Leases and Licenses. The Company will not amend, terminate before the end of its term, or allow to lapse any material agreement, lease, license or permit to which it is a party or of which it is the holder.

              (m) Accounting Practices. The Company will not make any material changes in its accounting methods, principles or practices, except as required by GAAP.

              (n) Changes in Business Practice. The Company will not take any action, the purpose or effect of which is to shift income from post-closing periods to the pre-closing period or to defer expenses from the pre-closing period to post-closing periods, which action is not in the ordinary course of business, consistent with past practice.

              (o) Transactions with Affiliates. Except for management fees payable to River Associates, LLC, the Company will not enter into any agreement, arrangement or transaction with, or make any payment, distribution, loan or advance to, any affiliate of the Company or any officer, director or shareholder of the Company, except for salaries, travel advances and other payments consistent with past practices or as otherwise specifically permitted by this Agreement.

              (p) Material Transactions. The Company will not enter into any other agreement, course of action or transaction material to it, except in the ordinary course of business, consistent with past practice.

       4.2 Approvals and Consents. The Company and Sellers shall use their respective reasonable best efforts (i) to cause all conditions to the obligations of Buyer under this Agreement over which they are able to exercise influence or control to be satisfied prior to the Closing Date and (ii) to obtain promptly and to comply with all requisite statutory, regulatory or court approvals, third party releases and consents, and other requirements necessary for the valid and legal consummation of the transactions contemplated hereby.

       4.3 Investigations. The Company shall provide Buyer and its representatives and agents such access to the books and records of the Company and furnish to Buyer such financial and operating data and other information with respect to the businesses and property of the Company as it may reasonably request from time to time, and permit Buyer and its representatives and agents to make such inspections of the Company's real and personal properties as they may reasonably request all during normal business hours and with prior notice, Sellers shall promptly arrange for Buyer and its representatives and agents to meet with such directors, officers, employees and agents of the Company as requested.

       4.4 Environmental Inspection. Following the date of this Agreement, the Company, at its own cost and expense, shall provide to Buyer access to all records and information concerning all Hazardous Substances, used, stored, generated, treated or disposed of by the Company, all environmental or safety studies conducted by or on behalf of the Company and all reports, correspondence or filings to governmental agencies with jurisdiction over Environmental Requirements concerning the compliance of the Subject Property or the operation of the Subject Property with Environmental Requirements, all policies and procedures manuals or guidelines utilized by the Company to comply with Environmental Requirements, and any other information reasonably requested by Buyer pertaining to environmental, health and safety issues (the "Environmental Information"). The Company agrees that Buyer shall at its expense have the right to inspect the Environmental Information and the Subject Property, including the performance of an environmental site assessment and audit, and, at the discretion of Buyer, with prior notice to the Company, perform subsurface or other invasive investigations, including air monitoring, at the Subject Property. The Company understands and agrees that Buyer and its agents and representatives, with prior notice to the Company, may find it appropriate to contact governmental agencies in connection with their analysis of the Environmental Information or as a result of its other investigations of the Subject Property.

       4.5    Records Pertaining to the Company.

              (a) Turnover of Records. At the Closing, Sellers will deliver or cause to be delivered to the Company any records (i) in the possession of Sellers, (ii) applicable primarily to the Company, and (iii) of which the Company does not already have copies.

              (b) Retention of Records. Each of Buyer and Sellers shall, for a period of four (4) years after the Closing Date, neither dispose of nor destroy any of the business records or files that pertain in part to the Company without first offering to turn over possession of copies thereof to the other party at the other party's expense, by written notice to the other party, at least thirty (30) days prior to the proposed date of such disposition or destruction.

              (c) Access to Records. Sellers shall allow the Company and its representatives access to all business records and files of Sellers that pertain in part to the Company, during normal working hours at the principal place of business of Sellers, or at any location where such records are stored, and the Company shall have the right, at its own expense, to make copies of any such records and files.

              (d) Assistance with Records. From and after the Closing Date, Sellers shall make available to Buyer, upon written request, (i) personnel of Sellers to assist Buyer in locating and obtaining records and files maintained by Sellers, and (ii) any of the personnel of Sellers, whose assistance or participation is reasonably required by Buyer in anticipation of, or preparation for, any existing or future third party actions, Tax or other matters in which the Company or any of its past, present or future affiliates is involved and which relate to the business of the Company, and Buyer and the Company shall reimburse Sellers for all costs and expenses thereafter.

              (e) Auditors' Work Papers. Sellers shall use their respective best efforts (including, without limitation, furnishing any certificates reasonably requested, and complying with other reasonable requests as a prerequisite to availability) to cause Joseph Decosimo and Company, and any other independent accounting firm that has reviewed or prepared a report on any financial statements of the Company to make available to Buyer for inspection and copying, at Buyer's expense and upon its written request therefor, such accounting firm's work papers with respect to any such financial statements and shall take all such actions as required by any such accounting firm in connection with such request.

       4.6 Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Company shall be made after the date of this Agreement without the prior written consent of Buyer, which shall not be unreasonably withheld.

       4.7 No Solicitation. Except with respect to Buyer and its affiliates, after the date hereof and prior to the Closing Date, Sellers shall not, and Sellers shall cause the Company and the respective officers, directors, employees, agents and representatives of Sellers and the Company (including, without limitation, any investment banker, attorney or accountant retained by any of them) not to (i) initiate or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to a merger, consolidation, sale of shares of capital stock or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business) of, or any equity interest in, the Company (an "Acquisition Transaction"), or (ii) engage in any negotiations concerning, or provide to any other person any information or data relating to the Company for the purposes of or have any discussions with any person relating to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to seek or effect, an Acquisition Transaction. Sellers shall promptly advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal the Company or Sellers may receive.

       4.8 Terms of Employment Retention. Buyer shall cause the Company to continue to employ on an at-will basis following the Closing Date all or substantially all of the Company's current employees at the same or substantially equivalent compensation basis (including wages and benefits), in the same or substantially equivalent job function or position. Buyer agrees to recognize the original hire date recognized and determined by the Company for each employee retained by the Company for the purposes of determining and providing benefits to such employees, including the use of such original hire dates recognized by the Company in determining eligibility and the accrual dates related to time off for paid vacation and other benefits affected by the date of hire.

       4.9 Certain Protective Provisions. For a period of five (5) years following the Closing, Buyer shall cause the Company to retain in its Charter Documents provisions concerning the indemnification and limitation of liability of officers and directors no less favorable to the present and former officers and directors of the Company than those existing in the Company's Charter Documents on the Closing Date.

       4.10 Termination of Consulting Agreements. Sellers shall procure prior to Closing the termination of each management, consulting and employment agreement described on Schedule 2.19.


                                   ARTICLE V.

                       CONDITIONS TO OBLIGATIONS OF BUYER

       The obligation of Buyer to purchase the Company Shares, and to cause the other transactions contemplated hereby to occur at the Closing, shall be subject to the satisfaction or written waivers by Buyer of each of the following conditions at or prior to the Closing:

       5.1 Representations and Warranties. Each representation and warranty of the Company and Sellers contained in this Agreement and in any Schedule or other disclosure in writing from the Company or Sellers shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

       5.2 Covenants of Sellers and Company. All of the covenants and agreements herein on the part of Sellers and the Company to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

       5.3 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted (i) in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, (ii) which could, if adversely determined, result in any Material Adverse Effect or (iii) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of the ownership of the Company Shares.

       5.4 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Sellers and the Company to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Buyer.

       5.5 Certificates. The Company and Sellers shall have delivered to Buyer (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the good standing of the Company in the States of Delaware, Texas and Oklahoma;
(ii) copies, certified by the Secretary of State of Delaware as of a date not more than twenty (20) days prior to the Closing Date, of the Certificate of Incorporation and all amendments thereto of the Company, and attesting to the existence of the Company; (iii) a copy certified by the Secretary of the Company, dated the Closing Date, of the Bylaws of the Company; and (iv) a certificate, dated the Closing Date, of the Secretary of the Company relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

       5.6 Termination of Consulting Agreements. Sellers shall have delivered to Buyer terminations of each management, consulting and employment agreement described on Schedule 2.19.

       5.7 Accounting Services Agreement. Buyer, the Company and ShowBiz Pizza Time, Inc. shall have entered into an Accounting Services Agreement with respect to certain accounting services to be provided to the Company by ShowBiz Pizza Time, Inc.

       5.8 Opinion of Counsel. Buyer shall have received an opinion of Miller & Martin, counsel to Sellers and the Company, dated the Closing Date and in form and substance reasonably satisfactory to Buyer, substantially to the effect that: (5.9 the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (b) the authorized capital stock of the Company consists of one million five hundred thousand (1,500,000) shares of common stock, no par value, of which one million one hundred fifty-six thousand three hundred twenty-one (1,156,321) shares are issued and outstanding; to counsel's knowledge (subject to compliance with applicable federal and state securities laws), all of such shares are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights of any shareholder of the Company; such shares are owned of record as set forth in Section 2.3; and such counsel has no knowledge of any outstanding securities convertible into, exchangeable for or carrying the right to acquire capital stock of the Company, or any subscriptions, warrants, options, rights or other arrangements or commitments obligating the Company to issue or dispose of any capital stock or any ownership therein; (c) upon endorsement by Sellers of the Company Shares and delivery of the certificates representing the Company Shares in accordance with the terms of this Agreement, Buyer will be vested with all rights of Sellers in and to the Company Shares;
(d) the execution and delivery of this Agreement and all other agreements and documents contemplated hereby by the Company and Sellers and the performance by the Company and Sellers of their respective obligations under this Agreement and such other agreements and documents do not constitute a violation of or a default under its respective Certificate of Incorporation or Bylaws (as applicable) or any agreements, arrangements, commitments, orders, judgments or decrees to which it is a party or by which it or its respective assets are bound of which such counsel has knowledge; (e) the Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and documents contemplated hereby (to which each is a party); the execution and delivery of this Agreement and the other agreements and documents by the Company and the performance by the Company of its obligations hereunder and under the other agreements and documents have been duly authorized by all requisite corporate action on the part of the

Company. This Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of the Company and each Seller, respectively, enforceable against the Company and each Seller (to the extent each is a party) in accordance with their respective terms, subject to the Equitable Exceptions; (f) to such counsel's knowledge, there are no actions, suits or proceedings pending or threatened that are required by the terms of
Section 2.15 to be described in Schedule 2.15 that are not described therein, and no consent, approval, authorization or other action by, or filing with, any governmental authority, regulatory body or other person is required to be obtained by the Company or any Seller in connection with the execution, delivery or performance by them of their respective obligations under this Agreement, except for such as have been duly obtained or made.

       5.10 No Material Adverse Effect. There shall not have been any action, suit or event which as resulted in or could reasonably be expected to result in a Material Adverse Effect. For purposes hereof, any increase in working capital deficit will not be deemed a Material Adverse Effect.

       5.11 No Transfers to Affiliates. Except as otherwise expressly contemplated by this Agreement, and the payment of management fees to River Associates, LLC, the Company shall not have distributed or transferred any of its assets or properties, or made any payments, to or for the benefit of any of its affiliates.

       5.12 Compliance with Section 4.1. The Company shall not have entered into any agreement, commitment or transaction nor shall have taken any other action that would not be in compliance with each provision of Section 4.1.

       5.13 Stock Certificates. Sellers shall have tendered certificates representing the Company Shares, duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

       5.14 Resignations and Releases of Directors and Officers. Buyer shall have received the resignations of and releases regarding any equity weighted arrangements, stock options or related expenses from each of the directors and officers of the Company, effective as of the Closing.

                                  ARTICLE VI.

                      CONDITIONS TO OBLIGATIONS OF SELLERS

       The obligations of Sellers to sell the Company Shares and to cause the other transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or written waiver by Sellers of each of the following conditions at or prior to the Closing:

       6.1 Representations and Warranties. Each representation and warranty of Buyer contained in this Agreement and in any Schedule or other disclosure in writing from Buyer shall be true and correct when made, and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of the Closing Date.

       6.2 Covenants of Buyer. All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

       6.3 Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened or instituted in which it is sought to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof.

       6.4 Consents and Approvals. All material authorizations, consents, approvals, waivers and releases, if any, necessary for Buyer to consummate the transactions contemplated hereby shall have been obtained and copies thereof shall be delivered to Sellers.

       6.5 Certificates. Buyer shall have delivered to Sellers (i) certificates of the appropriate governmental authorities, dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the existence and good standing of Buyer in the State of Texas; (ii) copies, certified by the Secretary of State of Texas as of a date not more than twenty
(20) days prior to the Closing Date, of the Articles of Incorporation and all amendments thereto of Buyer; (iii) a copy, certified by the Secretary of Buyer, dated the Closing Date, of the bylaws of Buyer; and (iv) a certificate, dated the Closing Date, of the Secretary of Buyer relating to the incumbency and corporate proceedings in connection with the consummation of the transactions contemplated hereby.

       6.6 Opinion of Counsel. Sellers shall have received an opinion of Locke Purnell Rain Harrell (A Professional Corporation), counsel to Buyer, dated the Closing Date and in form and substance reasonably satisfactory to Sellers, substantially to the effect that: (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas; (b) the execution and delivery of this Agreement and all other agreements and documents contemplated hereby by Buyer and the performance by Buyer of its obligations under this Agreement and such other agreements and documents does not constitute a violation of or a default under its Articles of Incorporation or Bylaws or any agreement, arrangement, commitment, order, judgment or decree to which it is a party or by which its assets are bound of which such counsel has knowledge; (c) Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements and documents by Buyer contemplated hereby (to which it is a party) and the execution and delivery of this Agreement and the other agreements and documents by the Company and the performance by Buyer of its obligations hereunder and under the other agreements and documents have been duly authorized by all requisite action on the part of Buyer; and (d) this Agreement and each other agreement and document contemplated hereby is a valid and binding obligation of Buyer (to which it is a party), enforceable against Buyer in accordance with their respective terms, subject to the Equitable Exceptions.

       6.7 Loan Agreements. Prior to or simultaneous with the Closing, the lenders disclosed on Schedule 1.1 hereto shall have consented to the transactions set forth in this Agreement and released all pledges of Company stock and all guarantees in connection with such loans, and Buyer shall have
(i) retired the Company's outstanding indebtedness with such lenders or (ii) refinanced such indebtedness (provided that the subordinated indebtedness shall be repaid), in each event such that there shall be no continuing obligations of Sellers with respect to such indebtedness of the Company.

       6.8 Transfer of Funds. Buyer shall have delivered to Sellers the amount specified in Section 7.3.


                                  ARTICLE VII.

                                    CLOSING

       7.1 Closing. Unless this Agreement is first terminated as provided in Section 8.1, and subject to the satisfaction or waiver of all the conditions set forth in Articles V and VI, the closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Locke Purnell Rain Harrell (A Professional Corporation), in Dallas, Texas, or such other place as is agreed to by Buyer and Sellers, on July 2, 1997 or such other date as the parties may agree upon in writing (the "Closing Date").

       7.2 Delivery of the Shares. At the Closing, Sellers shall deliver or cause to be delivered to Buyer the stock certificates evidencing all of the Company Shares owned by them, duly endorsed or accompanied by duly executed stock powers assigning the Company Shares to Buyer and otherwise in good form for transfer.

       7.3 Cash Payment to Sellers. At the Closing, Buyer shall deliver, by wire transfer of immediately available funds to the accounts designated by Sellers, to Sellers the Total Consideration (as adjusted pursuant to Section 1.2).


                                 ARTICLE VIII.

                          TERMINATION PRIOR TO CLOSING

       8.1    Termination.

              (a) This Agreement may be terminated and abandoned at any time prior to the Closing:

                       (i)  By the written mutual consent of Buyer and Sellers;

                      (ii) By Buyer on the Closing Date if any of the conditions set forth in Article V shall not have been fulfilled on or prior to the Closing Date;

                     (iii) By Sellers on the Closing Date if any of the conditions set forth in Article VI shall not have been fulfilled on or prior to the Closing Date; and

                      (iv) By either Buyer or Sellers if the Closing shall not have occurred on or before July 30, 1997; however, to the extent satisfactory progress is being made towards closing, Sellers will agree to one 30 day extension.

              (b) Any termination pursuant to this Article VIII shall be without prejudice to the terminating party's rights and remedies under this Agreement by reason of any violation of this Agreement occurring prior to such termination. In the event of a termination pursuant to this Article VIII, each party shall bear its own costs and expenses incurred with respect to the transactions contemplated hereby.


                                  ARTICLE IX.

                                INDEMNIFICATION

       9.1    Buyer's Losses.

              (a) Each Seller severally and not jointly agrees to indemnify and hold harmless Buyer and its directors, officers, employees, representatives, agents and attorneys from, against and in respect of any and all Buyer's Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by such Seller in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any material respect, except in any instance and to the extent Buyer's Losses result from the negligence or misconduct of Buyer; or (ii) any failure by the Company (with respect to periods prior to the Closing) or such Seller to observe or perform its or his or her covenants and agreements set forth in this Agreement or in any other agreement or document executed by it or him or her in connection with the transactions contemplated hereby, except in any instance and to the extent Buyer's Losses result from the negligence or misconduct of Buyer.

              (b) "Buyer's Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the Sellers' consent, which consent may not be unreasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Buyer or such other persons to indemnification hereunder. "Buyer's Losses" shall be determined in good faith net of any tax benefits resulting from any such Loss. "Buyer's Losses" shall include lost profits from operations but not other consequential damages to Buyer not due or payable to a third party.

       9.2    Seller Losses.

              (a) Buyer agrees to indemnify and hold harmless Sellers and their respective directors, officers, managers, employees, representatives, agents and attorneys from, against and in respect of any and all Seller Losses (as defined below) suffered, sustained, incurred or required to be paid by any of them by reason of (i) any representation or warranty made by Buyer in or pursuant to this Agreement (including, without limitation, the representations and warranties contained in any certificate delivered pursuant hereto) being untrue or incorrect in any respect; or (ii) any failure by Buyer to observe or perform its covenants and agreements set forth in this Agreement or any other agreement or document executed by it in connection with the transactions contemplated hereby, except in any instance and to the extent Seller Losses result from the negligence or misconduct of a Seller.

              (b) "Seller Losses" shall mean all damages (including, without limitation, amounts paid in settlement with the consent of Buyer, which consent may not be reasonably withheld), losses, obligations, liabilities, claims, deficiencies, costs and expenses (including, without limitation, reasonable attorneys' fees), penalties, fines, interest and monetary sanctions, including, without limitation, reasonable attorneys' fees and costs incurred to comply with injunctions and other court and Agency orders, and other costs and expenses incident to any suit, action, investigation, claim or proceeding or to establish or enforce the rights of Sellers or such other persons to indemnification hereunder. "Seller Losses" shall be determined in good faith net of any tax benefits resulting from any such loss. "Seller's Losses" shall not include consequential damages not due or payable to a third party.

       9.3 Notice of Loss. Except to the extent set forth in the next sentence, a party to the Agreement will not have any liability under the indemnity provisions of this Agreement with respect to a particular matter unless a notice setting forth in reasonable detail the breach or other matter which is asserted has been given to the Indemnifying Party (as defined below) and, in addition, if such matter arises out of a suit, action, investigation, proceeding or claim, such notice is given promptly, but in any event within thirty (30) days after the Indemnified Party (as defined below) is given notice of the claim or the commencement of the suit, action, investigation or proceeding. Notwithstanding the preceding sentence, failure of the Indemnified Party to give notice hereunder shall not release the Indemnifying Party from its obligations under this Article IX, except to the extent the Indemnifying Party is actually prejudiced by such failure to give notice, provided, however, that failure to give notice will not serve to extend any time period for making a claim. With respect to Buyer's Losses, Sellers shall be the Indemnifying Party and Buyer and its directors, officers, employees, representatives, agents and attorneys shall be the Indemnified Party. With respect to Seller Losses, Buyer shall be the Indemnifying Party and Sellers and their respective directors, officers, managers, employees, representatives, agents and attorneys shall be the Indemnified Party.

       9.4 Right to Defend. Upon receipt of notice of any suit, action, investigation, claim or proceeding for which indemnification might be claimed by an Indemnified Party, the Indemnifying Party shall be entitled to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at its own cost and expense, and the Indemnified Party must cooperate in any such defense or other action. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in defense thereof by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or the Indemnifying Party fails to assume defense of the matter. In the event the Indemnifying Party shall fail to defend, contest or otherwise protect in a timely manner against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right, but not the obligation, thereafter to defend, contest or otherwise protect against the same and make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or the compromise or settlement thereof, provided, however, that the Indemnified Party must send a written notice to the Indemnifying Party of any such proposed settlement or compromise, which settlement or compromise the Indemnifying Party may reject, in its reasonable judgment, within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement or compromise. The Indemnified Party shall have the right to effect a settlement or compromise over the objection of the Indemnifying Party; provided, that if (i) the Indemnifying Party is contesting such claim in good faith or (ii) the Indemnifying Party has assumed the defense from the Indemnified Party, the Indemnified Party waives any right to indemnity therefor. If the Indemnifying Party undertakes the defense of such matters, the Indemnified Party shall not, so long as the Indemnifying Party does not abandon the defense thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Indemnified Party with the prior written consent of the Indemnifying Party.

       9.5 Limitations of Indemnification. The persons or entities indemnified pursuant to this Article IX shall not assert any claim for indemnification hereunder until such time as and solely to the extent that the aggregate of all claims that such persons may have against the Indemnifying Party shall exceed $100,000 with respect to all claims. No Seller shall be obligated to indemnify and hold harmless any Indemnified Party with respect to any claim for indemnification hereunder exceeding the cash consideration received by such Seller (excluding any amount received as Creditor) described in Section 1.1 hereof; provided, however, that the foregoing limitation shall not be applicable to any breach of the representations and warranties contained in Sections 2.3 (Capital Stock of the Company) and 2.27 (Authority; Ownership) hereof.

       9.6 Cooperation. Each of Buyer, Sellers and the Company, and each of their affiliates, successors and assigns, shall cooperate with each other in the defense of any suit, action, investigation, proceeding or claim by a third party and, during normal business hours, shall afford each other access to their books and records and employees relating to such suit, action, investigation, proceeding or claim and shall furnish each other all such further information that they have the right and power to furnish as may reasonably be necessary to defend such suit, action, investigation, proceeding or claim, including, without limitation, reports, studies, correspondence and other documentation relating to Environmental Protection Agency, Occupational Safety and Health Administration and Equal Employment Opportunity Commission matters.

                                   ARTICLE X.

                                 MISCELLANEOUS

       10.1   Entire Agreement.    This Agreement (including the exhibits and
schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

       10.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests, or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any purported assignment in violation of this Section 10.2 shall be null and void.

       10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

       10.4 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

       10.5 Construction. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph or other subdivision.

       10.6 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, the Company and each Seller. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

       10.7 Schedules, Etc. All Exhibits and Schedules annexed hereto are expressly made a part of this Agreement as though fully set forth herein.

       10.8 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt request, (b) delivering the same in person to an officer or agent of such party, (c) transmitting by facsimile the same with electronic confirmation of receipt.

                     (i)    If to Buyer, addressed to it at:

                            Casa Ole Restaurants, Inc.
                            1135 Edgebrook
                            Houston, Texas  77034
                            Facsimile No.:  (713) 943-9554
                            Attn:  Ms. Stacy M. Riffe

                     with copies to:

                            Locke Purnell Rain Harrell
                            2200 Ross Avenue, Suite 2200
                            Dallas, Texas  75201
                            Facsimile No.:  (214) 740-8800
                            Attn:  Don M. Glendenning, Esq. or Kent
                                   Jamison, Esq.

                     (ii) If to the Sellers, addressed thereto at the addresses set forth on Annex "A" hereto:

                     (iii)  If to the Company, addressed to:

                            Monterey's Acquisition Corp.
                            c/o River Associates, LLC
                            1640 Republic Centre
                            Chattanooga, TN  37450
                            Attn: Mr. Tim T. Morris

                            and marked "Personal and Confidential"

                            with copies to:

                            Miller & Martin
                            Attorneys at Law
                            Suite 1000
                            Volunteer Building
                            832 Georgia Avenue
                            Chattanooga, TN 37402-2289
                            Facsimile No.: (423) 785-8480
                            Attn: A. Alexander Taylor, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section 10.8 from time to time.

       10.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF DELAWARE.

       10.10 Survival of Covenants, Agreements, Representations and Warranties.

              (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

              (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of eighteen (18) months following the Closing, except that (i) the representations and warranties contained in Sections 2.8 (Tax and Related Matters), 2.11 (Environmental Laws and Regulations) and 2.18 (Employee Benefit Plans) hereof shall survive until the expiration of the applicable periods (including any extensions) of the statutes of limitation to which such representations and warranties relate, and (ii) the representations and warranties contained in Sections 2.1 (Authorization), 2.3 (Capital Stock of the Company) and 2.27 (Authority; Ownership) shall survive indefinitely.

              (c) Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 10.10, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim made by such party with specificity, in good faith and in writing to the Indemnifying Party in accordance with Sections 9.3 and 10.8 hereof prior to expiration of the applicable survival period.

       10.11 Expenses. Sellers, on the one hand, and Buyer, on the other hand, shall be solely responsible for their respective costs and expenses incurred in connection with the transactions contemplated hereby.

       10.12 Third Party Beneficiaries. Except as otherwise specifically provided in Article IX, no individual or firm, corporation, partnership or other entity shall be a third-party beneficiary of the representations, warranties, covenants and agreements made by any party hereto.

       10.13 Number and Gender of Words. Whenever the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

       10.14 Further Assurances. From time to time after the Closing, at the request of any other party but at the expense of the requesting party, Buyer, the Company or Sellers, as the case may be, will execute and deliver any such other instruments of conveyance, assignment and transfer, and take such other action as the other party may reasonably request in order to consummate or evidence the transactions contemplated hereby.

       10.15 Brokers and Agents. Each party agrees to indemnify and hold harmless the other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

                                  ARTICLE XI.

                            SELLERS' REPRESENTATIVE

       11.1 Appointment and Acceptance. In order to facilitate the consummation of the transactions contemplated by this Agreement and the resolution of matters after the Closing between Buyer and the Sellers, River II, L.P., acting through its general partner, River Associates, LLC, and its successors (the "Sellers' Representative"), acting as hereinafter provided, shall serve as the attorney-in-fact and agent for each of the Sellers in his name, place and stead in connection with the transactions contemplated by this Agreement in accordance with the terms of this Agreement, such appointment being coupled with an interest and irrevocable. By executing and delivering this Agreement, the Sellers' Representative hereby accepts its appointment and authorization as the Sellers' Representative and as attorney-in-fact and agent on behalf of such of the Sellers in accordance with the terms of this Agreement.

       11.2 Authorization. The Sellers' Representative has the authority, without restriction:

              (a) As to Deliveries. To: (i) prepare, finalize, approve and authorize all exhibits, schedules and other attachments to this Agreement and the other contracts, instruments and documents delivered by or on behalf of the Sellers pursuant to this Agreement (collectively, the "Transaction Documents");
(ii) deliver to the Buyer on behalf of the Sellers, as provided in this Agreement, the share certificates representing all of the outstanding shares of stock of the Company, any transmittal letters related thereto, and all other materials to be delivered in connection therewith; (iii) execute, deliver and accept delivery of, on each Seller's behalf, any and all agreements, instruments and documents to be, or as, delivered by or on behalf of the Sellers pursuant to this Agreement; and (iv) execute and deliver, and to accept delivery of, on behalf of the Sellers, such agreements, instruments and other documents as may be deemed by the Sellers' Representative in its sole and absolute discretion to be appropriate under the Transaction Documents;

              (b) Notice and Determination. To bind the Sellers by all notices received, by all agreements and determinations made, and by all agreements, instruments and other documents executed and delivered by the Sellers' Representative under the Transaction Documents; and

              (c) Disputes and Claims. To: (i) dispute or refrain from disputing any claim made by Buyer under the Transaction Documents; (ii) make a claim against Buyer arising under the Transaction Documents; (iii) negotiate and compromise any dispute which may arise under, and exercise or refrain from exercising remedies available under the Transaction Documents and sign any releases or other documents with respect to such dispute or remedy; (iv) waive any condition contained in the Transaction Documents; (v) prepare the Closing Date Balance Sheet, determine the Post-Closing Price Adjustment and submit each to the buyer pursuant to Section 1.3 of this Agreement, (vi) negotiate and settle with Buyer regarding the Closing Date Balance Sheet and the Post-Closing Adjustments; (vii) give any and all consents under the Transaction Documents;
(viii) give such instructions and to do such other things and refrain from doing such other things as the Sellers' Representative shall in its sole and absolute discretion deem necessary or appropriate to carry out the provisions of the Transaction Documents.

       11.3 Certain Limitations. Notwithstanding the foregoing or anything else in the Transaction Documents, the Sellers' Representative shall not have any authority with respect to the modification or amendment of this Agreement or to a breach by a Seller of any representation, warranty or covenant set forth in Article II(B) of this Agreement.

       11.4 Actions. Each of the Sellers hereby expressly acknowledges and agrees (a) that the Sellers' Representative is authorized to act on his behalf notwithstanding any dispute or disagreement between or among the Sellers and
(b) that Buyer and any other person shall be entitled to rely on any and all actions taken by the Sellers' Representative under the Transaction Documents without liability to, or obligation to inquire of, any of the Sellers.

       11.5 Effectiveness. The authority of the Sellers' Representative hereunder shall continue and be effective until all of the rights and/or obligations of the Sellers under the Transaction Documents, or any dispute arising thereunder, terminate.

       11.6 Indemnification. By executing and delivering this Agreement, each Seller hereby severally and not jointly agrees to indemnify and hold the Sellers' Representative harmless for any and all liability, loss, cost, damage or expense (including attorneys' fees) incurred or suffered as a result of the performance of its duties under the Transaction Documents or any document, instrument or agreement related thereto, except such that arises from its gross negligence or willful misconduct.

       11.7 Survival of Authorizations. EACH SELLER (A) INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THIS AGREEMENT TO REMAIN IN FORCE IF HE SUBSEQUENTLY BECOMES MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT, (B) DOES HEREBY AUTHORIZE SUCH RECORDINGS AND FILINGS OF THIS AGREEMENT AS ANY PERSON DEEMS APPROPRIATE AND (C) DOES HEREBY DIRECT THAT NO FILING OF ANY ACCOUNTING OR POSTING OF A SURETY BOND SHALL BE REQUIRED OF ANY PERSON SERVING AS THE SELLERS' REPRESENTATIVE.


                [BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK]

       IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.


                                           BUYER:

                                           CASA OLE RESTAURANTS, INC.


                                           By:    /s/ Stacy M. Riffe
                                                  ------------------------------
                                           Title: Vice President and Chief
                                                  ------------------------------
                                                  Financial Officer
                                                  ------------------------------


                                           THE COMPANY:

                                           MONTEREY'S ACQUISITION CORP.


                                           By:    /s/ Mike D. Brookshire
                                                  ------------------------------
                                           Title: Secretary
                                                  ------------------------------


                                           RIVER II, L.P.


                                           By:    /s/ Tim T. Morris
                                                  ------------------------------
                                           Title: President, River Associates,
                                                  ------------------------------
                                                  LLC,
                                                  ------------------------------
                                                  as General Partner
                                                  ------------------------------

                                           BHC ACQUISITION CORP.


                                           By:    /s/ Richard M. Frank
                                                  ------------------------------
                                           Title: Chief Executive Officer
                                                  ------------------------------


                                           /s/ Stuart Sargent
                                           -------------------------------------
                                           Stuart Sargent


                                           JCB VENTURE PARTNERSHIP III


                                           By:    /s/ Robert S. Doolittle
                                                  ------------------------------
                                           Title: Partner
                                                  ------------------------------

                                           J.C. BRADFORD & CO., LLC


                                           By:    /s/ Lucas Simons
                                                  ------------------------------
                                           Title: Managing Partner
                                                  ------------------------------


                                           /s/ Breck Walker
                                           -------------------------------------
                                           Breck Walker


                                           /s/ James H. Graves
                                           -------------------------------------
                                           James H. Graves


                                           /s/ Tim Morris
                                           -------------------------------------
                                           Tim Morris


                                           /s/ James B. Baker, Trustee
                                           -------------------------------------
                                           Trustee for the James B. Baker
                                           Profit Sharing Plan


                                           /s/ Mike Brookshire
                                           -------------------------------------
                                           Mike Brookshire


                                           /s/ Curt Glowacki
                                           -------------------------------------
                                           Curt Glowacki


                                           /s/ Kirk Williamson
                                           -------------------------------------
                                           Kirk Williamson

                               LIST OF SCHEDULES

                       SET FORTH IN DISCLOSURE STATEMENT

Schedule 1.1         Outstanding Senior Debt and Subordinated Debt
Schedule 1.2         Baytown Budget
Schedule 2.2         Organization, Existence and Good Standing
Schedule 2.3         Capital Stock
Schedule 2.4         Subsidiaries
Schedule 2.5         Financial Statements
Schedule 2.6         Accounts Receivable
Schedule 2.7         Permits
Schedule 2.8         Tax Matters
Schedule 2.9         Real and Personal Property
Schedule 2.10        Real Property Leases
Schedule 2.11        Environmental Matters
Schedule 2.12        Contracts
Schedule 2.13        Violations
Schedule 2.14        Sellers' Consents
Schedule 2.15        Litigation
Schedule 2.17        Intellectual Property
Schedule 2.18        Employee Benefits
Schedule 2.19        Employee Matters
Schedule 2.20        Insurance
Schedule 2.21        Interest in Customers, Suppliers, Inc.
Schedule 2.22        Business Relations
Schedule 2.23        Officers and Directors
Schedule 2.24        Bank Accounts
Schedule 2.25        Absence of Certain Changes
Schedule 2.27        Ownership of Company Shares
Schedule 3.3         Buyer's Consents
Schedule 4.1         Course of Conduct by the Company
Schedule 10.15       Brokers and Agents

                                   ANNEX "A"


                                        Number of               Number of
                                        Company Shares          Company Shares
Name and Address                        Held Thereby on         to be held at
  of Shareholder                        June   , 1997           the Closing Date
-----------------                       ----------------        ----------------
River Associates, LLC                     824,394                     824,394
633 Chestnut Street
Suite 1640
Chattanooga, Tennessee 37450

BHC Acquisition Corp.                     143,250                     143,250
4441 West Airport Freeway
Irving, Texas 75062

Stuart Sargent                             57,190                      57,190
3838 North Sam Houston Parkway
Suite 520
Houston, Texas 77032

JCB Venture Partnership III                42,892                      42,892
330 Commerce Street
Nashville, Tennessee 37201

JC Bradford & Co., LLC                      7,150                       7,150
330 Commerce Street
Nashville, Tennessee 37201

Breck Walker                               14,298                      14,298
330 Commerce Street
Nashville, Tennessee 37201

James H. Graves                             7,150                       7,150
330 Commerce Street
Nashville, Tennessee 37201

Tim Morris                                 18,408                      18,408
633 Chestnut Street
Suite 1640
Chattanooga, Tennessee 37450

James B. Baker Profit Sharing Trust        18,408                      18,408
633 Chestnut Street
Suite 1640
Chattanooga, Tennessee 37450

                                        Number of               Number of
                                        Company Shares          Company Shares
Name and Address                        Held Thereby on         to be held at
  of Shareholder                        June   , 1997           the Closing Date
-----------------                       ----------------        ----------------
Mike Brookshire                             3,681                       3,681
633 Chestnut Street
Suite 1640
Chattanooga, Tennessee 37450

Curt Glowacki                              10,000                      14,500
3838 North Sam Houston Parkway
Suite 520
Houston, Texas 77032

Kirk Williamson                             2,500                       5,000
3838 North Sam Houston Parkway
Suite 520
Houston, Texas 77032